Exhibit 99.1

News Release

Media Contact:

Doug Duvall

571-287-8153

Douglas.Duvall@sprint.com

Investor Contact:

Brad Hampton

800-259-3755

investor.relations@sprint.com

Sprint Names Marcelo Claure as New President and CEO

OVERLAND PARK, Kan. – Aug. 6, 2014 – Sprint Corporation (NYSE: S) today announced that its Board of Directors named Marcelo Claure as the company’s next President and Chief Executive Officer, effective August 11. Claure, 43, joined the Sprint Board of Directors in January and is the Founder and CEO of Brightstar Corp., a subsidiary of SoftBank Corp. As President and CEO, Claure’s first priority will be to continue the build out of Sprint’s network by leveraging its strong spectrum holdings as well as ensuring that Sprint always maintains truly competitive offers in the marketplace.

Since founding Brightstar in 1997, Claure has grown the company from a small Miami-based distributor into a global business, with $10.5 billion in gross revenue for the year ended in 2013. Brightstar has become the world’s largest specialized wireless distributor and a leading provider of diversified services to the wireless industry. Claure was selected as a Young Global Leader by the World Economic Forum, highlighting exceptional global leaders 40 years of age or younger. Throughout his career, Claure has received several Entrepreneur of the Year and CEO of the year awards.

“Marcelo is a successful entrepreneur who transformed a start-up into a global telecommunications company. He has the management experience, passion and drive to create the strongest network and offer the best products and services in the wireless industry,” said Sprint Chairman Masayoshi Son. “While we continue to believe industry consolidation will enhance competitiveness and benefit customers, our focus moving forward will be on making Sprint the most successful carrier.”

“I’ve had the unique opportunity to spend the past few months actively engaging with Sprint’s Board, management team and front-line employees,” said Claure. “I am honored to have the opportunity to now lead the Sprint team as we mobilize to become the wireless carrier of choice in the U.S. In the short-term, we will focus on becoming extremely cost efficient and competing aggressively in the marketplace. While consolidating makes sense in the long-term, for now, we will focus on growing and repositioning Sprint.”

Claure will resign his position at Brightstar effective August 11 and SoftBank announced it would acquire Claure’s remaining interest in the Company.

Claure succeeds Dan Hesse, who joined Sprint as President and CEO in December 2007 and led the company through a series of acquisitions, including the merger with SoftBank, and a multi-year overhaul of its nationwide network, including the shutdown of the Nextel network. Hesse received Corporate Responsibility Magazine’s Lifetime Achievement Award in 2013 and was named by Glassdoor in 2014 as being among the highest-rated CEOs by employees, and twice received Wireless Week’s Leadership Award. In 2014’s American Customer Satisfaction Index, Sprint is the most improved U.S. company in overall customer satisfaction, across all 43 industries, over the last six years.

“I’m proud of the resilience of Sprint’s people during a difficult transformation and I’m optimistic about how they will build on a foundation of innovation to succeed in the future,” Hesse said. “It’s been an honor to have led such dedicated teammates for more than six-and-a-half years. Marcelo has been a great addition to Sprint’s Board and his entrepreneurial background, business savvy, industry experience and strong relationship with Masayoshi Son make Marcelo an excellent choice to lead Sprint going forward.”

“Dan has guided Sprint through a challenging period and has built a solid foundation for future growth. The Board sincerely appreciates his leadership,” said Son.

Claure will be based at Sprint headquarters in Overland Park, KS, and plans to relocate to the Kansas City area.

About Sprint:

Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served more than 54 million customers as of June 30, 2014 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved U.S. company in customer satisfaction, across all 43 industries, over the last six years. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America in 2011, 2012 and 2013. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.